APPENDIX C

RULE 10F-3 REPORT FORM FOR ADVISERS

GuideStone Funds

Record Of Securities Purchased
Under The Trust's Rule 10f-3 Procedures

1	Name of Fund:   Extended-Duration Bond Fund

2	Name of Issuer:   Allegheny Technologies

3	Underwriter from whom purchased:   Citigroup

4	"Affiliated Underwriter" managing or participating in
underwriting syndicate:  PNC Capital Markets

5	Aggregate principal amount of purchase by all investment
	companies advised by the  Adviser:   $1,181,000

6	Aggregate principal amount of offering:  $350,000,000

7	Purchase price (net of fees and expenses):  99.204

8	Offering price at close of first day on which any sales were
	made:   99.204

9	Date of Purchase:   5/27/09

10	Date offering commenced:   5/27/09

11	Commission, spread or profit: (% $ / share)  N/A

12	Have the following conditions been satisfied? Yes or No

	a. The securities are:

		part of an issue registered under the Securities Act of 1933 which is being offered to the public; Yes

		part of an issue of government securities;    No

		Eligible Municipal Securities;   No

		sold in an Eligible Foreign Offering; OR sold in an Eligible
		Rule 144A Offering?   No

(See the GuideStone Funds Rule 10f-3 Procedures for definitions of the defined terms used herein.)

b. (1) The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that
	offering or in any concurrent offering of the securities (except,
	in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security
	holders of the issuer); OR    Yes

	(2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates? n/a

	c. 	The underwriting was a firm commitment underwriting?   Yes

d.    The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting
	similar securities during the same period?   Yes

e. The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous
       operation for not less than three years?   Yes

       f.   (1)  The amount of the securities, other than those sold in an Eligible Rule 144A Offering (see below), purchased by all of the investment companies advised by the Adviser did not exceed 25% of the
       principal amount of the offering; OR   Yes

(2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies advised by the Adviser did not exceed 25% of the total of: --

       (i) The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus
       n/a

       (ii) The principal amount of the offering of such class in any concurrent public offering? n/a


       g.   (1) 	No affiliated underwriter of the purchasing Fund
       was a direct or indirect participant in or beneficiary of
       the sale; OR   Yes

       (2) With respect to the purchase of Eligible Municipal
       Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an affiliated underwriter? n/a

h. Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form N-SAR and quarterly
reports to the Trustees?   Yes

I have submitted these answers and completed this form based on all available information.

Name:	Andrew B.J. Chorlton

Title:    Principal and Portfolio Manager

Advisor:   STW Fixed Income Management

Date:  7/8/09